Exhibit 99.1

Cynapsus Therapeutics and MonoSol Rx Announce Global IP Licensing Agreement

- Strengthening Intellectual Property for Sublingual Delivery of Apomorphine to Treat OFF Episodes in Parkinson’s Disease Patients -

TORONTO, NEW JERSEY, April 4, 2016 – Cynapsus Therapeutics Inc. (“Cynapsus” or the “Company”) (NASDAQ: CYNA) (TSX: CTH), and MonoSol Rx LLC (“MonoSol Rx”) today announced that they have signed a global licensing agreement for certain intellectual property (“IP”) including existing patents, patent applications, and future patents and patent applications covering all oral films containing apomorphine for the treatment of OFF episodes in Parkinson’s disease (“PD”) patients.

Cynapsus, the developer of APL-130277, a “turning ON” medication containing apomorphine in a fast-acting, easy-to-use, sublingual thin film for all types of OFF episodes associated with PD, holds global commercialization rights for APL-130277. Cynapsus also has a substantial patent portfolio, including issued and pending patent applications in the United States and certain other jurisdictions, covering APL-130277 and its use in the treatment of PD. MonoSol Rx has key issued industry-leading patents and pending patent applications as well as significant expertise and know-how in film technology which together with the Cynapsus’ IP, creates a significant patent portfolio further strengthening APL-130277 commercial protection.

Under the license agreement, MonoSol Rx will receive up front and contingent milestone payments and single-digit royalty payments on net sales of APL-130277.

“We are delighted to have signed the agreement with MonoSol Rx for their intellectual property portfolio covering pharmaceutical films which will broaden our IP protection for APL-130277 as we move closer to commercialization. Cynapsus aims to provide patients suffering with PD a patient-friendly way to treat their often debilitating OFF episodes,” said Anthony Giovinazzo, President and CEO of Cynapsus. “We continue to focus on completing our Phase 3 clinical trials and filing our NDA with the FDA near the end of 2016 or in early 2017.”

Keith J. Kendall, CEO of MonoSol Rx, commented, “MonoSol Rx has the world’s leading portfolio of intellectual property and knowhow relating to film applications in the pharmaceutical industry. We are very pleased to license our technology to Cynapsus. For MonoSol Rx this is recognition for the value of the capabilities and differentiation that PharmFilm® represents for patients and partners. Entering into this licensing agreement with Cynapsus benefits both parties and we are happy to be aligned with Cynapsus in providing PD patients with more convenient and effective therapies.”

About Cynapsus

Cynapsus is a specialty central nervous system pharmaceutical company developing and preparing to commercialize a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with PD. The Company has successfully completed a Phase 2 clinical trial for its product candidate, APL-130277, a sublingual formulation of apomorphine hydrochloride, or apomorphine. Apomorphine is the only molecule approved for acute, intermittent treatment of OFF episodes for advanced PD patients, but is currently only approved as a subcutaneous injection in the United States. APL-130277 is a “turning ON” medication designed to rapidly, safely and reliably convert a PD patient from the OFF to the ON state while avoiding many of the issues associated with subcutaneous delivery of apomorphine. It is designed to convert all types of OFF episodes, including morning OFF episodes, often considered the most difficult to treat. Cynapsus has initiated its Phase 3 clinical program for APL-130277, relying on the abbreviated Section 505(b)(2) regulatory pathway in the United States, and the Company intends to submit an NDA near the end of 2016 or in early 2017. For additional company information, please visit our website www.cynapsus.ca.

About MonoSol Rx

MonoSol Rx is a specialty pharmaceutical company leveraging its proprietary PharmFilm® drug delivery technology to develop products that improve patient outcomes and address unmet needs. These pharmaceutical and over-the-counter products are developed independently and with partners. PharmFilm can provide a benefit to patients by improving the efficacy, safety, and convenience of currently marketed pharmaceutical products, new molecular entities, and combination products. MonoSol Rx's leadership in film drug delivery is supported by strong IP protection, a robust pipeline of prescription drug formulations, and two FDA-approved products - Suboxone® (buprenorphine and naloxone) sublingual film and Zuplenz® (ondansetron) oral soluble film. For press releases and other company information, visit www.monosolrx.com. More information about PharmFilm can be found at www.pharmfilm.com.

Cynapsus Forward-Looking Statements

This announcement contains "forward-looking statements" within the meaning of applicable securities laws, including, without limitation, the Company’s expectation for filing an NDA near the end of 2016 or in early 2017; expectations regarding the Company’s clinical and regulatory activities, including without limitation, the anticipated timing and completion of clinical studies; and beliefs regarding the Company’s IP protection for APL-130277. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These forward-looking statements are based on the Company’s current expectations and beliefs and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ from those anticipated in such forward-looking statements as a result of risks and uncertainties, and include, but are not limited to, those factors identified under the caption “Risk Factors” in the Company’s Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 9, 2016, as amended by Amendment No. 1 to Form 10-K/A filed with the SEC on March 18, 2016, and its other filings and reports in the United States with the SEC available on the SEC’s web site at www.sec.gov, and in Canada with the various Canadian securities regulators, which are available online at www.sedar.com. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and the Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes or otherwise, except as required by law.

Neither the NASDAQ nor the TSX has approved or disapproved of the contents of this press release.

Contact Information

Cynapsus

Kristen Galfetti

Vice President Investor Relations

(416) 703-2449 x246

kgalfetti@cynapsus.ca

Media Contact:

Matt Middleman

Russo Partners LLC

(212) 845-4272

matt.middleman@russopartnersllc.com

MonoSol Rx

Investor Contact:

Lee Roth

The Ruth Group

Vice President

(646) 536-7000

lroth@theruthgroup.com

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